Praxis Precision Medicines Incorporated One Broadway, 16th Floor, Cambridge, MA 02142 www.praxismedicines.com

                        August 30, 2021

Re:    Retention Incentive Award
Dear Bernard:
You have been identified as integral to the success of Praxis Precision Medicines, Inc. (the “Company”), and the Company would like to provide you with additional incentive to continue your employment with the Company. Therefore, we are pleased to offer you a retention incentive pursuant to the terms of this letter agreement.

1.Retention Incentive. The Company will pay you a retention incentive in the aggregate amount of one-million dollars ($1,000,000.00) (the “Incentive Award”), payable on the following schedule:
A) One-third of the Incentive Award (i.e., $333,333.33) (the “Initial Installment”) will vest and be payable, subject to your continued employment by the Company through April 1, 2022 (the “Initial Vesting Date”) and the other terms and conditions of this letter agreement. If vested, the Initial Installment will be paid to you in cash as soon as practicable, but no more than five (5) days following the Initial Vesting Date.
B)The remainder of the Incentive Award (i.e., $666,666.67) will vest and be payable in 24 equal monthly installments (i.e., $27,777.77) (each, a “Subsequent Installment”) over the period beginning with April 2022 and ending with March 2024, with each Subsequent Installment subject to your continued employment by the Company through the last day of the applicable month (each, a “Subsequent Vesting Date” and, together with the Initial Vesting Date, a “Vesting Date”) and the other terms and conditions of this letter agreement. As an example, the first Subsequent Installment is payable with respect to April 2022, and the applicable Subsequent Vesting Date is April 30, 2022. If vested, each Subsequent Installment will be paid to you in cash as soon as practicable, but no more than five (5) days following the applicable Subsequent Vesting Date.
Notwithstanding the foregoing, the Company will have the right, in its sole discretion, to instead pay the Incentive Award (or any portion thereof) to you in the form of a number of Unrestricted Stock Awards (within the meaning of the Company’s 2020 Stock Option and
1 of 2

Incentive Plan) having a fair market value on the payment date equal to the amount of the Incentive Award that would otherwise be paid in cash.
2.Termination of Employment. In the event that, prior to any Vesting Date, you terminate your employment for Good Reason (as defined in the Amended and Restated Employment Agreement between you and the Company, dated as of October 14, 2020 (the “Employment Agreement”)) or the Company terminates your employment without Cause (as defined in the Employment Agreement), any portion of the Incentive Award that remains unvested will vest and become payable to you as soon as practicable, but no more than five (5) days, following the date of such termination. In the event that your employment terminates for any other reason prior to any Vesting Date, you will forfeit all entitlement to receive any further payment of the Incentive Award.
3.Repayment. Notwithstanding anything herein to the contrary, in the event that (i) any portion of the Incentive Award is paid to you (whether in cash or Unrestricted Stock Awards) and (ii) during the period between the Initial Vesting Date and the third anniversary thereof, either (a) you terminate your employment other than for Good Reason or (b) the Company terminates your employment for Cause, then you agree to repay to the Company an amount in cash equal to the aggregate amount of the Incentive Award that was paid to you prior to such termination, which shall be paid to the Company within thirty (30) days of the date of such termination.
4.Miscellaneous. Sections 7 and 11 of the Employment Agreement are hereby incorporated by reference into this letter agreement and will apply mutatis mutandis. For the avoidance of doubt, this letter agreement does not amend or modify the Employment Agreement. Without limitation to Section 11.8 of the Employment Agreement, as incorporated herein, in the event any portion of the Incentive Award is paid to you in the form of Unvested Stock Awards, the Company will satisfy all applicable tax withholdings by retaining a number of such Awards having a value equal to the applicable tax amounts.

PRAXIS PRECISION MEDICINES, INC.
By:/s/ Marcio Souza_____________________
Name: Marcio Souza__________________
Title: CEO__________________________

Accepted and Agreed:

/s/ Bernard Ravina_________
BERNARD RAVINA

Dated: 30-Aug-2021_______

    2